Exhibit 10.1

COMPROMISE AGREEMENT

between

SUNTERRA EUROPE (GROUP HOLDINGS) PLC

and

DAVID RONALD HARRIS

Dated: 27 April 2006

DUNDAS & WILSON LLP

5th Floor Northwest Wing

Bush House

Aldwych

London

WC2B 4EZ

Tel 020 7240 2401

Fax 020 7240 2448

DX127 LDE

Ref: AP/GP/SUN001.0001

Dated: 27 April 2006

THIS AGREEMENT is between:

Sunterra Europe (Group Holdings) plc having its Registered Office at Citrus House, Caton Road, Lancaster, Lancashire, LA1 3UA (the Company) on behalf of itself and all Associated Companies;

and

David Ronald Harris of 2 Sheridan Place, Winwick Park, Warrington, Cheshire WA2 8XG (the Employee).

IT IS AGREED as follows:

1.	ASSOCIATED COMPANIES

For the purposes of this Agreement:

1.1	An Associated Company means any company

1.1.1	which is directly or indirectly controlled by the Company; or

1.1.2	which directly or indirectly controls the Company; or

1.1.3	which is directly or indirectly controlled by a third party who also directly or indirectly controls the Company.

1.2	The Conditions are that the Employee (i) has not acted in material breach of any of the provisions of this Agreement, (ii) has provided all assistance reasonably required of him by the Company or any Associated Company in terms of handover duties, assistance in answering or complying with any specific requests made of him by the Company or any Associated Company during any corporate disposal exercise, and (iii) has, without prejudice to sub-paragraph (i) above, complied with his obligations at Clause 9.2 below. For the avoidance of doubt, Conditions (ii) and (iii) will necessitate assistance by the Employee after the Termination Date, but the Company will keep such requests to a reasonable minimum.

1.3	Control has the meaning in section 840 of the Income and Corporation Taxes Act 1988 and the power of any person (whether alone or together with any person acting in concert with that person) to control the composition of the Board of Sunterra Europe Limited. For the avoidance of doubt, there shall be no change of Control if Control of Sunterra Europe Limited is acquired by another company the shares of which, immediately following such an acquisition, are held by the shareholders of Sunterra Europe Limited immediately prior to such an acquisition in materially the same proportion as they held shares in Sunterra Europe Limited immediately prior to such an acquisition.

1.4	All references in this Agreement to the Company or an Associated Company shall include any successor in title or assignee of the Company or any of the Associated Companies.

2.	TERMINATION

2.1	The employment of the Employee with the Company and all Associated Companies will terminate on 30 April 2006 (the Termination Date)[1].

2.2	This Agreement sets out the terms which have been agreed between the parties concerning the termination of the Employee’s employment with the Company without any admission of liability on the Company’s part.

2.3	The Employee will be paid any salary and provided with all contractual benefits which accrue up to the Termination Date, together with payment in lieu of any holidays which have accrued up to the Termination Date but which have not been taken, less in all cases statutory deductions in respect of income tax and employee’s National Insurance contributions.

2.4	The Company will reimburse the Employee in respect of business and travel expenses properly incurred by him up to the Termination Date, subject to the Employee submitting all necessary claims for business and travel expenses within seven days of the Termination Date. The Employee agrees that thereafter he shall not submit any further claims in relation to such expenses.

2.5	With effect from the Termination Date, all of the Employee’s contractual entitlements and any non contractual benefits will cease, save as specified in this Agreement.

3.	COMPENSATION FOR LOSS OF OFFICE AND EMPLOYMENT

3.1	Subject to the Employee’s compliance with his obligations under this Agreement, the Company shall, as compensation for loss of office and employment but without any admission of liability, pay to the Employee the sum of £175,000, less all necessary statutory deductions in respect of income tax and employee’s National Insurance contributions (the Compensation Payment). At the Employee’s request, the Company will pay such proportion of the Compensation Payment as he elects directly into a pensions scheme on his behalf, subject always to the relevant scheme rules and relevant statutory limits.

3.2	Subject always to the Employee having complied with the Conditions as at the date of any prospective payment, the Company shall pay to the Employee the further sum of £30,000, less all necessary statutory deductions in respect of income tax and employee’s National Insurance contributions, on the earlier of (i) the first anniversary of this Agreement, and (ii) a change of Control of either the Company or Sunterra Europe Limited.

3.3	Subject to the provisions of Clause 3.4 below, the Compensation Payment will be paid on or before the later of 14 days after the Termination Date or 14 days after the Company’s receipt of a copy of this Agreement duly signed by the Employee and his solicitor, and after the issue of the Employee’s P45.

3.4	The Company makes no warranty as to the taxable status of the Compensation Payment. At the Employee’s election the Company will:-

3.4.1	delay making the Compensation Payment pending an approach by the Company and the Employee to HM Revenue & Customs after the signing of this Agreement for a ruling on the tax treatment to be afforded to the Compensation Payment and will subsequently make the necessary payments within 14 days of such ruling (or earlier, with full normal deductions, if the Employee subsequently requests); or

3.4.2	pay the Compensation Payment to the Employee pursuant to Clause 3.3 and with all statutory deductions made but will provide all reasonable assistance to the Employee in the event that he seeks to recover some or all of the tax paid on his behalf from HM Revenue & Customs.

4.	TAX INDEMNITY

At all times, the Employee agrees that if the Company or any of its Associated Companies is called upon to account to HM Revenue & Customs for any further income tax, national insurance contributions, interest and/or penalties thereon (Excess Tax) arising in respect of the Compensation Payment and/ or benefits provided under this Agreement, and if the Company or any of its Associated Companies pays the Excess Tax to HM Revenue & Customs, the Employee will, at the written request of such company, immediately pay to the Company or the Associated Company as applicable, an amount equal to the Excess Tax. The Company will provide reasonable particulars of the Excess Tax paid to the Employee to give the Employee the opportunity, and at his own expense, to dispute any such payment with HM Revenue & Customs.

5.	DIRECTORSHIPS AND OTHER OFFICES

The Employee will resign from all directorships that he holds with the Company or any Associated Company confirming that he has no further claim in respect of any directorship. Such resignations will be effected prior to or on the Termination Date in the case of all United Kingdom companies and as soon as possible thereafter in respect of non-United Kingdom companies. To the extent that the requirements of any non-United Kingdom jurisdictions require certain procedures to be followed and/ or documents executed the Company will facilitate those procedures and/ or documents and the Employee will co-operate fully with it in ensuring the resignations are effected.

6.	HEALTHCARE

Subject always to the rules of the scheme from time to time in force, the Company shall continue to pay for the Employee to remain a member of and to enjoy all benefits of the Company’s private health insurance scheme at its current levels until the earlier of (i) the first anniversary of the date of this Agreement, and (ii) the Employee commencing alternative employment pursuant to which he receives private health insurance from his new employer. In the event that the Employee is not permitted to remain in the relevant scheme, whether by reason of him ceasing to be employed by the Company or otherwise, the Company will pay to the Employee a sum equivalent to the contributions it would have paid on his behalf for his continued membership (ignoring the provision precluding his actual membership) less all necessary deductions.

7.	WAIVER

7.1	The Employee has considered the facts surrounding his employment and the termination of his employment. The Employee intimates and asserts that he could bring statutory or contractual claims, proceedings, applications or complaints against the Company or any Associated Company or any of their present or former officers or employees or their shareholders, before an employment tribunal or court, in any jurisdiction, for the claims listed below:

7.1.1	A claim for breach of contract;

7.1.2	A claim for wrongful dismissal;

7.1.3	A claim arising under Part X of the Employment Rights Act 1996 (unfair dismissal) including for the avoidance of doubt a claim or complaint arising under the Employment Act 2002 (Dispute Resolution) Regulations 2004 relating to a failure to follow disciplinary and dismissal procedures and/or grievance procedures;

7.1.4	A claim arising out of a contravention or alleged contravention of Section 135 of the Employment Rights Act 1996 (right to receive a statutory redundancy payment);

7.1.5	A claim arising out of a contravention or an alleged contravention of a provision contained in Part II of the Employment Rights Act 1996 (protection against unlawful deduction from wages);

7.1.6	A claim or complaint arising under Regulation 30 of the Working Time Regulations 1998 and/or Section 48(1ZA) of the Employment Rights Act 1996;

7.1.7	A claim or complaint arising out of a contravention (alleged or otherwise) of Section 8 (right to an itemised pay statement), Section 28 (right to a guarantee payment) or Section 92 (right to a written statement for reasons for dismissal) of the Employment Rights Act 1996.

7.2	The terms of this Agreement are reached without admission of liability and are in full and final settlement of:

7.2.1	the claims set out in Clause 7.1; and

7.2.2	any other claims whether under statute, at common law or otherwise and whether under English/Scottish law and/or European Community Law which the Employee has or may have against the Company or its present or former officers or employees or any Associated Company or its present or former officers or employees arising out of or connected with his employment by the Company or any Associated Company or its termination whether such claims fall within the jurisdiction of an employment tribunal or not. For the avoidance of doubt, this waiver does not extend to any claims that the Employee may have in his capacity as a shareholder of the Company or any Associated Company.

7.3	The parties agree that Clauses 7.1 and 7.1.7 shall not apply to any pension rights or pension benefits which have accrued to the Employee up to the Termination Date, or to any rights to claim in respect of personal injury or illness sustained by reason of his employment with the Company of which the Employee is presently unaware.

7.4	The Employee warrants, undertakes and represents to the Company, that the claims and prospective claims listed at Clauses 7.1 and 7.1.7 are all the claims or prospective claims which the Employee intimates and asserts that he may have against the Company or any Associated Company arising out of or in connection with the employment or its termination.

7.5	The Employee warrants that any existing claim detailed in Clause 7.1 raised in an employment tribunal or court will be withdrawn and the Employee further warrants that neither the Employee nor anyone acting on the Employee’s behalf will issue any future applications, claims forms, summons or proceedings against the Company or any Associated Company in respect of claims detailed in Clause 7.1, or otherwise.

8.	COMPANY PROPERTY

The Employee will return to the Company on or before the Termination Date all books, documents, papers, data (including any copies or extracts and whether in printed or electronic format), materials, software, laptop, mobile phone, credit cards, keys, security passes and any other property belonging to the Company or any Associated Company or their respective clients or suppliers.

9.	POST-TERMINATION OBLIGATIONS

9.1	The Employee shall not knowingly (unless required to do so by law or under this Agreement) at any time after the Termination Date divulge to any third party or publish or disclose any trade secret or other confidential information concerning the business, finances, dealings, transactions or affairs of the Company or any Associated Company or any of its or their customers or clients, which came to the Employee’s knowledge during the course of his employment with the Company (except to the extent that such is in the public domain other than by default of the Employee).

9.2	The Employee will on the request of the Company, assist the Company, or any Associated Company in any (i) reasonably required handover duties, (ii) reasonably required assistance in the context of a disposal of the Company or any Associated Company in respect of which he has relevant information or knowledge, or (iii) threatened or actual litigation concerning the Company or any Associated Company where the Employee has knowledge of any facts or matters which the Company or such Associated Company reasonably considers is relevant to such legal proceedings (including but not limited to giving statements/affidavits, meeting with their legal and other professional advisors and attending any legal hearing) provided always that the Company shall (in respect of (iii) only) reimburse the Employee for the cost of the Employee’s time and the reasonable expenses properly incurred by the Employee in giving such assistance.

9.3	In consideration of the further payment by the Company to the Employee (such payment to be made on or before the later of 14 days after the Termination Date or 14 days after the Company’s receipt of a copy of this Agreement duly signed by the Employee and his solicitor) of £5,000 less all necessary deductions the Employee agrees to be bound by the restrictions set out at Schedule 1 hereto. The Employee agrees that in the event of receiving from any person, company, business entity or other organisation an offer of employment during the continuance in force of any of the restrictions set out in Schedule 1 hereto, he will forthwith provide to such person, company, business entity or other organisation making such an offer of employment a full and accurate copy of Schedule 1.

10.	CONFIDENTIALITY

The Employee undertakes that he will not disclose to employees of the Company or any Associated Company or any third party, the fact, terms and circumstances of this Agreement unless required to do so by law. This provision does not prevent the Employee from discussing the terms of this Agreement with his spouse and his professional advisors provided that in making such disclosure, the Employee imposes a like condition of confidentiality on such individuals.

11.	NON-DISPARAGEMENT

The Employee agrees that he has not and will not, (either directly or indirectly), make or otherwise communicate any disparaging or derogatory comments whether in writing or by spoken word and whether or not they are considered by the Employee to be true, concerning the Company or an Associated Company or any of its officers, employees or shareholders (including but not limited to any on line diary or website which relates to the Company or and Associated Company or their employees or directors, or shareholders, commonly referred to as “blogging”).

12.	REFERENCE

The Company agrees that if requested by an employment agency or a prospective employer of the Employee, the Company will provide a fair and accurate reference concerning the period of employment undertaken by the Employee with the Company to the employment agency or prospective employer.

13.	LEGAL ADVICE

13.1	The Employee warrants, undertakes and represents to the Company, that he has taken advice from Christopher Thompson (being a relevant independent adviser for the purposes of legislation governing statutory compromise agreements and who has signed a certificate in the form set out at Schedule 2 hereto) as to the terms and effect of this Agreement and in particular its affect on the Employee’s ability to pursue his rights before an employment tribunal or court.

13.2	There was in force at the time the advice referred to above was received, a contract of insurance or an indemnity provided for members of a professional body covering the risk of claims by the Employee in respect of loss arising in consequence of that advice.

13.3	The conditions regulating compromise agreements contained[2] in Section 203(3) of the Employment Rights Act 1996, Section 77(4A) of the Sex Discrimination Act 1975, Section 72(4A) of the Race Relations Act 1976, Schedule 3A of the Disability Discrimination Act, 1995, Section 288 (2B) of the Trade Union and Labour Relations (Consolidation) Act, 1992, Regulation 9 of the Part-Time Workers (Prevention of Less

Favourable Treatment) Regulations 2000), Regulation 10 of the Fixed-term Employees (Prevention etc) Regulations 2002, Regulation 35(3) of The Working Time Regulations 1998, Paragraph 2(2) of Schedule 4 of the Employment Equality (Sexual Orientation) Regulations 2003, Paragraph 2(2) of Schedule 4 of the Employment Equality (Religion or Belief) Regulations 2003, Section 41(4) of the Transnational Information and Consultation of Employees Regulations 1999 and Section 49(4) of the National Minimum Wage Act 1998 are satisfied by this Agreement.

14.	ENTIRE AGREEMENT

14.1	This Agreement sets out the entire agreement between the parties and supersedes all previous agreements and arrangements (if any), whether oral, or in writing regarding the Employee’s employment or its termination.

14.2	The restrictions and waivers by the Employee set out in this Agreement (on which the Employee has had the opportunity to take independent advice, as the Employee hereby acknowledges) are separate and severable and are considered by the parties to be reasonable in all the circumstances. It is agreed that if any of the terms, by themselves or taken together, shall be adjudged to go beyond what is reasonable in all the circumstances but would be adjudged reasonable if part or parts of the wording thereof were deleted, the relevant restriction(s) shall apply with such deletion(s) as may be necessary to make it or them valid and effective.

15.	GENERAL

15.1	A reference to any legislative provision includes any lawful amendment or re-enactment of it.

15.2	Words importing one gender include the other gender.

15.3	Words importing the singular include the plural where appropriate.

15.4	The Schedules, if any, to this Agreement form an integral part of this Agreement and any reference to this Agreement includes a reference to such Schedules.

15.5	The headings in this Agreement are for convenience only and shall not affect its interpretation.

16.	THIRD PARTY RIGHTS

The Contracts (Rights of Third Parties) Act 1999 applies to this Agreement. The Employee’s obligations under this Agreement may be enforced by any Associated Company and any of their officers, directors, employees or agents (whether past or present).

17.	GOVERNING LAW

This Agreement shall be governed and construed in accordance with the law of England and Wales and the parties hereby submit to the exclusive jurisdiction of the English courts.

Signed by the Employee

(Employee signature)	/s/ David R. Harris

Date	27th April 2006

Signed for and on behalf of the Company

(Authorised Signatory)	/s/ Nicholas J. Benson

Date	May 2, 2006

SCHEDULE 1

RESTRICTIONS

1.	Non-Competition

The Employee hereby agrees that he shall not (without the consent in writing of the Board) for the period of six months from the Termination Date within the Prohibited Area and whether on his own behalf or in conjunction with or on behalf of any other person, firm, company or other organisation, (and whether as an employee, director, principal, agent, consultant or in any other capacity whatsoever), in competition with the Company or any Associated Company be directly or indirectly (i) employed or engaged in, or (ii) perform services in respect of, or (iii) be otherwise concerned with:-

1.1	the research into, development, supply or marketing of any product or service which is of the same or similar type to any product or service researched, or developed, or supplied, or marketed by the Company or any Associated Company during the twelve months immediately preceding the Termination Date;

1.2	the development or provision of any services (including but not limited to technical and product support, or consultancy or customer services) which are of the same or similar type to any services provided by the Company or any Associated Company during the twelve months immediately preceding the Termination Date;

PROVIDED ALWAYS that the provisions of this paragraph 1 shall apply only in respect of products or services with which the Employee was either personally concerned or for which he was responsible whilst employed by the Company during the twelve months immediately preceding the Termination Date.

2.	Non-Solicitation of Customers

The Employee hereby agrees that he shall not for the Relevant Period whether on his own behalf or in conjunction with or on behalf of any person, company, business entity or other organisation (and whether as an employee, director, principal, agent, consultant or in any other capacity whatsoever), directly or indirectly (i) solicit or, (ii) assist in soliciting, or (iii) accept, or (iv) facilitate the acceptance of, or (v) deal with, in competition with the Company or any Associated Company, the custom or business of any Customer or Prospective Customer:-

2.1	who is listed on the Member Base on the Termination Date; or

2.2	with whom the Employee has had material contact or dealings on behalf of the Company or any Associated Company during the twelve months immediately preceding the Termination Date; or

2.3	for whom the Employee was, in a client management capacity on behalf of the Company or any Associated Company, directly responsible during the twelve months immediately preceding the Termination Date.

3.	Non-Solicitation of Employees

The Employee hereby agrees that he will not for the Relevant Period either on his own behalf or in conjunction with or on behalf of any other person, company, business entity, or other organisation (and whether as an employee, principal, agent, consultant or in any other capacity whatsoever), directly or indirectly:-

3.1	(i) induce, or (ii) solicit, or (iii) entice or (iv) procure, any person who is a Company Employee to leave the Company’s or any Associated Company’s employment (as applicable);

3.2	be personally involved to a material extent in (i) accepting into employment or (ii) otherwise engaging or using the services of, any person who is a Company Employee.

4.	Interference with Suppliers

The Employee hereby agrees that he shall not, whether on his own behalf or in conjunction with or on behalf of any person, company, business entity or other organisation, (and whether as an employee, director, agent, principal, consultant or in any other capacity whatsoever), directly or indirectly (i) for the Relevant Period and (ii) in relation to any contract or arrangement which the Company or any Associated Company has with any Supplier for the exclusive supply of goods or services to the Company and/or to its Associated Companies, for the duration of such contract or arrangement:

4.1	interfere with the supply of goods or services to the Company or any Associated Company from any Supplier;

4.2	induce any Supplier of goods or services to the Company or any Associated Company to cease or decline to supply such goods or services in the future.

5.	Associated Companies

5.1	The provisions of paragraphs 1 to 4 above shall only apply where stated to apply to Associated Companies in respect of those Associated Companies (i) to whom the Employee gave his services, or (ii) for whom he was responsible, or (iii) with whom he was otherwise concerned, in the twelve months immediately preceding the Termination Date.

5.2	For the avoidance of doubt, the Contracts (Rights of Third Parties) Act 1999 applies to this Schedule 1 to the Agreement. The Employee’s obligations under this Schedule 1 may be enforced by any Associated Company.

6.	Definitions

For the purposes of this Schedule 1, the following words and cognate expressions shall have the meanings set out below:

6.1	“Associated Company”, “Company” and “Termination Date” shall have the meanings set out in the Agreement attached hereto, and shall include their successors in title and assigns (as applicable).

6.2	“Board” means the board of directors of the Company.

6.3	“Company Employee” means any person who was employed by (i) the Company or (ii) any Associated Company, for at least 3 months prior to and on the Termination Date and

6.3.1	with whom the Employee had material contact or dealings in performing his duties of his employment; and

6.3.2	who had material contact with customers or suppliers of the Company in performing his or his duties of employment with the Company or any Associated Company (as applicable); or

6.3.3	who was a member of the management team of the Company or any Associated Company (as applicable).

6.4	“Customer” shall mean any person, firm, company or other organisation whatsoever to whom the Company or any Associated Company has supplied goods or services.

6.5	“Member Base” shall mean the combination of the Company’s and any Associated Companies database of members.

6.6	“Prohibited Area” means:

6.6.1	the United Kingdom;

6.6.2	any other country in the world where, on the Termination Date, the Company or any Associated Company develops, sells, supplies, manufactures or researches its products or services or where the Company is intending within 3 months following the Termination Date to develop, sell, supply or manufacture its products or services and in respect of which the Employee has been responsible (whether alone or jointly with others), concerned or active on behalf of the Company or any Associated Company during any part of the twelve months immediately preceding the Termination Date.

6.7	“Prospective Customer” shall mean any person, firm, company or other organisation with whom the Company or any Associated Company has had any negotiations or material discussions regarding the possible supply of goods or services by the Company or any Associated Company.

6.8	The “Relevant Period” shall mean the twelve months immediately following the Termination Date.

6.9	“Supplier” means any person, company, business entity or other organisation whatsoever who:

6.9.1	has supplied goods or services to the Company or any Associated Company during any part of the twelve months immediately preceding the Termination Date; or

6.9.2	has agreed prior to the Termination Date to supply goods or services to the Company or any Associated Company to commence at any time in the twelve months following the Termination Date; or

6.9.3	as at the Termination Date, supplies goods or services to the Company or any Associated Company under an exclusive contract or arrangement between that Supplier and the Company or any Associated Company.

SCHEDULE 2

SOLICITOR’S CERTIFICATE

I, Christopher Thompson, of Eversheds Solicitors, hereby confirm that I am a solicitor [of the Supreme Court] holding a current practising certificate and that there is in force a contract of insurance or an indemnity provided for members of a profession or professional body covering the risk of claims by the Employee in respect of loss arising in consequence of my advice on this matter. I can confirm that I have advised David Ronald Harris as to the terms and effect of him signing the Agreement and in particular its effect on his ability to pursue his rights before an employment tribunal or court.

Signed	/s/ Christopher Thompson

Date	27/4/06

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